Exhibit 5.1

[Reed Smith letterhead]

July 15, 2015

Neonode Inc.
Storgatan 23C, 11455
Stockholm, Sweden

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Neonode Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offer and sale of up to 2,100,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), issuable pursuant to its Neonode Inc. 2015 Stock Incentive Plan (the “Plan”).

In rendering the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such documents, records, agreements and other instruments, including the Registration Statement, the Plan, the Certificate of Incorporation, as amended and corrected, of the Company, the Bylaws of the Company, and corporate minutes of the Company as we have deemed necessary and appropriate for the purpose of this opinion.

Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that the Shares have been duly authorized and, when and to the extent the Shares are issued in accordance with the Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other that the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP